Exhibit 10.5

EXECUTION VERSION

TOLEDO TRUCK UNLOADING &

TERMINALING AGREEMENT

i

Exhibit A	Ancillary Services Fees
Exhibit B	Product and Product Quality
Exhibit C	Nomination and Scheduling
Exhibit D	Designated Refinery Assets

ii

TOLEDO TRUCK UNLOADING & TERMINALING AGREEMENT

This Toledo Truck Unloading & Terminaling Agreement (this “Agreement”) is made and entered into as of the Commencement Date, by and between PBF Holding Company LLC, a Delaware limited liability company (the “Company”), and PBF Logistics LP, a Delaware limited partnership (the “Operator”) (each referred to individually as a “Party” or collectively as the “Parties”).

WHEREAS, the Operator operates a truck unloading facility located in the Company’s north tank farm in Toledo, Ohio (together with existing or future modifications or additions, the “Terminal”);

WHEREAS, the Parties are entering into this Agreement to provide for the rights and obligations of the Parties with respect to the Terminal; and

WHEREAS, the Parties desire to record the terms and conditions upon which the Operator shall provide terminaling services to the Company at the Terminal on a non-exclusive basis and the Operator shall serve as operator of the Terminal and bailee of all Products in the custody of the Operator and owned or held by the Company or any of the Company Designees.

NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties do hereby agree as follows:

Article 1 Definitions and Construction.

Section 1.1 Definitions. For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below:

“Acquisition Proposal” has the meaning specified in Section 15.3(a).

“Adjustment” has the meaning specified in Section 3.6(a).

“Affiliate” means, with respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” includes (a) with respect to any Person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of 50% or more of the equity or equivalent interest in any Person and (c) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, the Company and its subsidiaries (other than the Operator and its subsidiaries), on the one hand, and the Operator and its subsidiaries, on the other hand, shall not be considered Affiliates of each other.

“Agreement” has the meaning specified in the preamble to this document.

“Ancillary Services” means the services to be provided by the Operator to the Company at the Terminal that are set forth on Exhibit A, as well as any other ancillary services requested in accordance with Section 3.4.

“Ancillary Services Fees” means, for any month during the Term, the fees set forth on Exhibit A, to be paid by the Company pursuant to Section 3.4 during that month for Ancillary Services.

“Applicable Law” means any applicable statute, law, regulation, Environmental Law, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by, any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including all of the terms and provisions of the applicable common law of such Governmental Authority), as interpreted and enforced at the time in question.

“Arbitrable Dispute” means any and all disputes, controversies and other matters in question between the Operator, on the one hand, and the Company, on the other hand, arising under or in connection with this Agreement.

“Barrel” means forty-two (42) net U.S. gallons, measured at 60° F and 1 atmospheric pressure.

“bpd” means barrels per day.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York, State of New Jersey or the State of Ohio.

“Capital Expenditure” means any expenditure incurred to acquire or upgrade a fixed asset.

“Change in Law” has the meaning specified in Section 3.6(a).

“Change of Control” means PBF Energy Company LLC or any of its majority owned direct or indirect subsidiaries ceases to control the general partner of the Operator.

“Claimant” has the meaning specified in Article 26.

“Commencement Date” means May 14, 2014.

“Company” has the meaning specified in the preamble to this Agreement.

“Company Designee” means, collectively, each Person designated by the Company, including any Person acting as an intermediator of all or any portion of the Products or any third party.

“Company Indemnitees” has the meaning specified in Section 18.1.

“Company Inspectors” has the meaning specified in Section 7.1.

“Company’s Share” means a number, expressed as a percentage, equal to the quotient of (a) the greater of (i) the total Barrels throughput by the Company and any Company Designee at the Terminal, in the aggregate, during the sixth-month period preceding the date of determination or (ii) the Minimum Throughput Commitment during such period, and (b) the total Barrels throughput by all Persons at the Terminal during such period.

“Confidential Information” means all information, documents, records and data (including this Agreement, except to the extent required to be made public in a filing with the Securities and Exchange Commission or another Governmental Authority or pursuant to the rules and regulations of any national securities exchange) that a Party furnishes or otherwise discloses to the other Party (including any such items furnished prior to the execution of this Agreement), together with all analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by the receiving Party which contain or otherwise reflect or are generated from such information, documents, records and data; provided, however, that the term “Confidential Information” does not include any information that (a) at the time of disclosure or thereafter is or becomes generally available to or known by the public (other than as a result of a disclosure by the receiving Party), (b) is developed by the receiving Party without reliance on any Confidential Information or (c) is or was available to the receiving Party on a nonconfidential basis from a source other than the disclosing Party that, insofar as is known to the receiving Party after reasonable inquiry, is not prohibited from transmitting the information to the recipient by a contractual, legal or fiduciary obligation to the disclosing Party.

“Contract Quarter” means a three-month period that commences on January 1, April 1, July 1 or October 1, and ends on March 31, June 30, September 30 or December 31, respectively, except that the initial Contract Quarter shall commence on the Commencement Date and end on June 30, 2014 and the final Contract Quarter shall end on the last day of the Term.

“Contract Year” means a year that commences on January 1 and ends on the last day of December of such year, except that the initial Contract Year shall commence on the Commencement Date and the final Contract Year shall end on the last day of the Term.

“control” (including with correlative meaning, the term “controlled by”) means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Defaulting Party” has the meaning specified in Section 17.2.

“Designated Refinery Assets” has the meaning specified in Section 16.1.

“Disposition Notice” has the meaning specified in Section 15.3(a).

“Environmental Law” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to pollution or protection of human health and the environment, safety, and occupational health, including the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, OSHA, and other similar federal, state or local health and safety, and environmental conservation and protection laws, each as amended from time to time.

“Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

“ET” means the prevailing time in the Eastern time zone.

“Event of Default” has the meaning specified in Section 17.1.

“Excess Throughput” has the meaning specified in Section 3.3.

“First ROFR Acceptance Deadline” has the meaning specified in Section 15.3(a).

“Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of a public enemy, wars, terrorism, blockades, insurrections, riots, storms, floods, interruptions in the ability to have safe passage in navigable waterways or rail lines, washouts, other interruptions caused by acts of nature or the environment, arrests, the order of any court or Governmental Authority claiming or having jurisdiction while the same is in force and effect, civil disturbances, explosions, fires, leaks, releases, breakage, accident to machinery, vessels, storage tanks or lines of pipe or rail lines, inability to obtain or unavoidable delay in obtaining material or equipment, inability to obtain or distribute Products, feedstocks, other products or materials necessary for operation because of a failure of third-party pipelines or rail lines or any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension and which by the exercise of commercially reasonable efforts such Party is unable to prevent or overcome; provided, however, a Party’s inability to perform its economic obligations hereunder shall not constitute an event of Force Majeure.

“Force Majeure Notice” has the meaning specified in Section 13.1.

“Force Majeure Party” has the meaning specified in Section 13.1.

“Force Majeure Period” has the meaning specified in Section 13.1.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Index Change” means the Producer Price Index is no longer published or the method of calculating the Producer Price Index is changed so that the Producer Price Index no longer reflects general increases in prices in the broad United States economy.

“Initial Term” has the meaning specified in Section 2.1.

“Liabilities” means any losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses (collectively, “Costs”) of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), including any Costs directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement, cause of action, equitable or injunctive relief, or judicial or administrative order and any Costs arising from compliance or non-compliance with Environmental Law.

“Minimum Throughput Capacity” means, with respect to each Contract Quarter, an aggregate amount of throughput capacity equal to 4,000 bpd of Products, multiplied by the number of calendar days in such Contract Quarter; provided, however, that for the purposes of this Agreement, the period from the Commencement Date through September 30, 2014 shall be treated as one Contract Quarter.

“Minimum Throughput Commitment” means, with respect to each Contract Quarter, an aggregate amount of Products received at the Terminal equal to at least 4,000 bpd of Products, multiplied by the number of calendar days in such Contract Quarter; provided, however, that for the purposes of this Agreement, the period from the Commencement Date through September 30, 2014 shall be treated as one Contract Quarter.

“Nomination” has the meaning specified in Exhibit C.

“Non-Defaulting Party” means the Party other than the Defaulting Party.

“Notice Period” has the meaning specified in Section 14.1.

“Off-Specification Product” means Product that fails to meet the specifications set forth in Exhibit B.

“Offer Price” has the meaning specified in Section 15.3(a).

“Omnibus Agreement” means that Omnibus Agreement, dated as of the date hereof, by and among the Company, PBF Energy Company LLC, PBF Logistics GP LLC, and the Operator.

“Operation and Management Services and Secondment Agreement” means that Operation and Management Services and Secondment Agreement, dated as of the date hereof, by and among the Company, the Operator, Delaware City Refining Company LLC, Toledo Refining Company LLC, PBF Logistics GP LLC, and Delaware City Terminaling Company LLC.

“Operator” has the meaning specified in the preamble to this Agreement.

“Operator Indemnitees” has the meaning specified in Section 18.2.

“OSHA” means Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.

“Party” or “Parties” has the meaning specified in the preamble to this Agreement.

“Permitted Lien” means (a) liens for real estate taxes, assessments, sewer and water charges or other governmental charges and levies not yet delinquent; (b) liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside; (c) liens of mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith; and (d) liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance or other types of social security benefits.

“Permanent Refinery Shutdown” has the meaning specified in Section 16.1(a).

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Bonds, Rates & Yields Section as the Prime Rate.

“Producer Price Index” shall have the meaning ascribed to such term by the United States Bureau of Labor Statistics.

“Product” means any of the products listed on Exhibit B, as from time to time amended by mutual agreement of the Parties.

“Proposed Transferee” has the meaning specified in Section 15.3(a).

“Prudent Industry Practice” means, as of the relevant time, those methods and acts generally engaged in or applied by the refining, pipeline or terminaling industries (as applicable) in the United States that, in the exercise of reasonable judgment in light of the circumstances known at the time of performance, would have been expected to accomplish the desired result at a reasonable cost consistent with functionality, reliability, safety and expedition with due regard for health, safety, security and environmental considerations. Prudent Industry Practice is not intended to be limited to the optimum practices, methods or acts to the exclusion of others, but rather is intended to include reasonably acceptable practices, methods and acts generally engaged in or applied by the refining, pipeline or terminaling industries (as applicable) in the United States.

“Receiving Party Personnel” has the meaning specified in Section 20.4.

“Refinery” means the petroleum refinery located in Toledo, Ohio owned and operated by the Company’s Affiliates.

“Refinery Asset Option Notice” has the meaning specified in Section 16.1(b).

“Refinery Asset Option Period” has the meaning specified in Section 16.1(f).

“Refinery Asset Purchase Option” has the meaning specified in Section 16.1(b).

“Renewal Term” has the meaning specified in Section 2.1.

“Required Permits” has the meaning specified in Section 10.1.

“Respondent” has the meaning specified in Article 26.

“Restoration” has the meaning specified in Section 6.2(b).

“ROFR Acceptance Deadlines” has the meaning specified in Section 15.3(a).

“ROFR Asset” means the Terminal and each asset that comprises the Terminal and is material to the operation thereof.

“ROFR Governmental Approval Deadline” has the meaning specified in Section 15.3(c).

“ROFR Response” has the meaning specified in Section 15.3(a).

“Sale Assets” has the meaning specified in Section 15.3(a).

“Second ROFR Acceptance Deadline” has the meaning specified in Section 15.3(a).

“Services” has the meaning specified in Section 3.1.

“Shortfall” has the meaning specified in Section 3.7.

“Shortfall Payment” has the meaning specified in Section 3.7.

“Special Damages” has the meaning specified in Article 19.

“Supplier Inspector” means any Person selected by the Company to perform any and all inspections required by the Company or the Company Designee in a commercially reasonable manner at the Company’s own cost and expense that is acting on behalf of the Company or the Company Designee and that (a) is a Person who performs sampling, quality analysis and quantity determination or similar services of the Products purchased and sold under any agreement between the Company (or its Affiliates) and the Company Designee, (b) is not an Affiliate of any Party and (c) in the reasonable judgment of the Company, is qualified and reputed to perform its services in accordance with Applicable Law and Prudent Industry Practice.

“Suspension Notice” has the meaning specified in Section 14.1.

“Term” has the meaning specified in Section 2.1.

“Terminal” has the meaning specified in the recitals.

“Terminal Maintenance” has the meaning specified in Section 6.2(a).

“Terminaling Service Fee” has the meaning set forth in Section 3.1.

“Termination Notice” has the meaning specified in Section 13.2.

“Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions.

Section 1.2 Construction of Agreement.

(a) Unless otherwise specified, all references herein are to the Articles, Sections and Exhibits of this Agreement and all Exhibits are incorporated herein.

(b) All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.

(c) Unless expressly provided otherwise, the word “including” as used herein does not limit the preceding words or terms and shall be read to be followed by the words “without limitation” or words having similar import.

(d) Unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively.

(e) Unless expressly provided otherwise, references herein to “consent” mean the prior written consent of the Party at issue.

(f) A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.

(g) Unless the contrary clearly appears from the context, for purposes of this Agreement, the singular number includes the plural number and vice versa; and each gender includes the other gender.

(h) Except where specifically stated otherwise, any reference to any Applicable Law or agreement shall be a reference to the same as amended, supplemented or reenacted from time to time.

(i) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 1.3 No Presumption. The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.

Article 2 Term.

Section 2.1 Term. The initial term of this Agreement (the “Initial Term”) shall commence at 12:00 a.m., ET, on the Commencement Date and shall continue until 11:59 p.m., ET, on the first December 31 following the seventh (7th) anniversary of the Commencement Date. Thereafter, subject to the last sentence of this paragraph, the Company shall have a unilateral option to extend this Agreement for two additional five (5) year periods on the same terms and conditions set forth herein (each, a “Renewal Term”). The Initial Term and the Renewal Terms are sometimes referred to collectively herein as the “Term.” In order to exercise its option to extend this Agreement for a Renewal Term, the Company shall notify the Operator in writing not less than twelve (12) months prior to the expiration of the Initial Term or any Renewal Term, as applicable.

Section 2.2 Termination. The Parties may terminate this Agreement prior to the end of the Term (but are under no obligation to do so) (a) as they may mutually agree in writing, (b) pursuant to a Termination Notice in accordance with Section 13.2, (c) pursuant to a Suspension Notice in accordance with Section 14.1, (d) pursuant to a default in accordance with Section 17.2 or (e) pursuant to Section 3.6(c).

Article 3 Terminaling; Ancillary Services.

Section 3.1 Services. Subject to the terms of this Agreement, the Operator shall provide the following services (the “Services”) to the Company hereunder: receipt, unloading, handling, throughput, custody and delivery of the Company’s (and its subsidiaries’ and the Company Designee’s) Product at the Terminal. During each Contract Quarter during the Term, the Company (on its own behalf and on behalf of its subsidiaries and the Company Designee) shall throughput or, if it does not throughput, pay for in accordance with Section 3.7, in the aggregate, at least the Minimum Throughput Commitment at the Terminal and the Operator shall make available to the Company throughput capacity at the Terminal (and provide the Services as reasonably requested by the Company in connection therewith subject to the terms hereof), at all times sufficient to allow the Company to throughput the Minimum Throughput Commitment at the Terminal.

Section 3.2 Terminaling Service Fee. The Company shall pay a terminaling services fee (the “Terminaling Service Fee”) for the volumes of Products it actually throughputs at the Terminal of $1.00 per Barrel (which is inclusive of the Company providing the Operator with access to the Terminal) for all throughput up to the Minimum Throughput Commitment.

Section 3.3 Excess Throughput. The Company shall have the right to throughput volumes in excess of its Minimum Throughput Commitment (“Excess Throughput”), up to the then-available capacity of the Terminal, as reasonably determined by the Operator in good faith at any time (after giving effect to the physical and operational constraints of the Terminal and the capacity contractually committed to third parties). In accordance with Section 3.1, the Company shall pay the Operator the applicable per-Barrel Terminaling Service Fee for any Excess Throughput.

Section 3.4 Ancillary Services. Upon request by the Company, the Operator shall provide Ancillary Services to the Company at the Terminal. From time-to-time, the Company may request that the Operator provide additional Ancillary Services to the Company at the Terminal upon customary terms in accordance with Prudent Industry Practice so long as such additional Ancillary Services are reasonably related to the Services or existing Ancillary Services; provided, however, that in the event any requested additional Ancillary Service requires the Operator to make Capital Expenditures, such Capital Expenditures shall be subject to Section 3.10(b) and the Operator shall not be required to provide such additional Ancillary Service until the Operator is able to do so after using reasonable efforts in compliance with Section 3.10(b); provided, further, the Operator shall not be required to perform any additional Ancillary Service if it reasonably believes the performance thereof will materially adversely interfere with, or be detrimental to, the operation of the Terminal. The Company shall pay the Ancillary Services Fees listed on Exhibit A for such services. The Company may, at any time on reasonable prior notice, revoke or modify any instructions it has previously given, whether such previous instructions relate to a specific Service or Ancillary Service or are instructions relating to an ongoing Service or Ancillary Service. The Operator shall not be required to perform any requested Service or Ancillary Service if it reasonably believes such Service or Ancillary Service violates Applicable Law.

Section 3.5 Annual Fee Escalator. All fees set forth in this Agreement, including the Terminaling Service Fee and the Ancillary Services Fees, shall be adjusted on January 1 of each Contract Year, commencing on January 1, 2015, (a) by an amount equal to the increase or decrease, if any, in the Producer Price Index during the previous Contract Year and (b) by an amount equal to the increase, if any, in the individual out-of-pocket costs that increase greater than the Producer Price Index reasonably incurred by the Operator in connection with providing the Services and Ancillary Services; provided, however, that no fee shall be decreased below the initial fee for such service provided in this Agreement; provided, further, that the Operator shall use commercially reasonable efforts to mitigate any such rise in out-of-pocket costs incurred by the Operator in connection with providing the Services and Ancillary Services. In the event of an Index Change, the Company and the Operator shall negotiate in good faith to agree on a new index that gives comparable protection against inflation that the Producer Price Index gave as of the date hereof, and, for all periods following the date of such Index Change, such new index shall replace the Producer Price Index for all purposes herein. If the Company and the Operator are unable to agree, a new index will be determined by arbitration in accordance with Article 26 and, for all periods following the date of such Index Change, such new index shall replace the Producer Price Index for all purposes herein.

Section 3.6 Change in Law.

(a) In the event that any applicable existing laws, codes, regulations, permit conditions or other authorizations are amended or new laws, codes, regulations, permit conditions or other authorizations are enacted or promulgated after the Commencement Date that require a material Capital Expenditure in the Terminal, or the acquisition of a permit from a Governmental Authority, in each case, in order to provide the Services and Ancillary Services (a “Change in Law”), the Operator may, by written notice to the Company, request to negotiate an adjustment (an “Adjustment”) in the Terminaling Service Fee or other fees and charges paid hereunder to cover the Company’s Share of the reasonable, incremental, out-of-pocket operating and maintenance costs the Operator would incur to comply with the Change in Law, including a return of capital expended and a return on such capital at a rate of return of 11% per annum, amortized over the remaining Term.

(b) If the Operator requests to negotiate an Adjustment pursuant to Section 3.6(a): (i) the Operator shall provide the Company with complete access (subject to reasonable confidentiality provisions) to information and documentation regarding such proposed Adjustment, including the nature and cost of the contemplated improvements or permit, as applicable, the options for financing or otherwise amortizing such cost, the Operator’s assessment that such improvements are the most feasible means of complying with the Change in Law and the manner in which the Company’s Share of such costs are determined; and (ii) the Parties shall be obligated to negotiate in good faith to agree to an Adjustment as described in Section 3.6(a).

(c) If, despite good faith negotiations, the Parties are unable to agree to an Adjustment pursuant to Section 3.6(a) in sufficient time for the Operator to take such action as shall be necessary to comply with the Change in Law, then the amount of such fee increases will be determined by arbitration in accordance with Article 26, and such fee increases will be effective as of the effective time of such Change in Law; provided, however, that in the event the fees paid hereunder increase in the aggregate as a result of Changes in Law by more than 200%, then the Company may terminate this Agreement.

Section 3.7 Shortfall Payments. If, during any Contract Quarter, the Company throughputs aggregate volumes less than the Minimum Throughput Commitment, as adjusted pursuant to Section 6.2, for such Contract Quarter (a “Shortfall”), then (in addition to Terminaling Service Fee) the Company shall pay the Operator an amount (a “Shortfall Payment”) equal to the Terminaling Service Fee multiplied by the difference between (a) the Minimum Throughput Commitment and (b) the volume of Products actually delivered to the Terminal by the Company during the applicable Contract Quarter. The Parties acknowledge and agree that there shall be no carry-over of deficiency volumes with respect to the Minimum Throughput Commitment and the payment by the Company of the Shortfall Payment shall relieve the Company of any obligation to meet such Minimum Throughput Commitment for the relevant Contract Quarter. The Parties further acknowledge and agree that there shall not be any carry-over of volumes in excess of the Minimum Throughput Commitment to any subsequent Contract Quarter.

Section 3.8 Invoices. The Operator shall invoice the Company monthly (or, in the case of any Shortfall Payments, quarterly) for all fees and payments under this Agreement. The Company will make payments to the Operator on a monthly (or, in the case of any Shortfall Payments, quarterly) basis during the Term with respect to amounts due to the Operator under this Agreement in the prior month (or, in the case of any Shortfall Payments, Contract Quarter) ten (10) days after its receipt of such invoice. Any past due payments owed to the Operator hereunder shall accrue interest, payable on demand, at the Prime Rate plus 400 basis points from the due date of the payment through the actual date of payment. Payment of any fee or Shortfall Payment pursuant to this Section 3.8 shall be made by wire transfer of immediately available funds to an account designated in writing by the Operator. If any such fee shall be due and payable on a day that is not a Business Day, such payment shall be due and payable on the next succeeding Business Day.

Section 3.9 Operating Hours. The Operator agrees to keep the Terminal open for receipt and redelivery of the Company’s and the Company Designee’s Products twenty-four (24) hours a day, seven (7) days a week.

Section 3.10 Regulatory Costs; Reimbursement.

(a) Taxes. The Company shall reimburse the Operator for all taxes that the Operator incurs in connection with this Agreement unless prohibited by Applicable Law.

(b) Capital Expenditures. The Company may request that the Operator make certain Capital Expenditures at the Terminal and the Operator shall make such Capital Expenditures; provided, however, that the Operator shall not be required to make any such Capital Expenditure if such Capital Expenditure would materially adversely affect the operation of the Terminal, as determined in the reasonable discretion of the Operator. The Company shall reimburse the Operator for the Company’s Share of any such Capital Expenditure. For the avoidance of doubt, except as provided in the Omnibus Agreement or the Operation and Management Services and Secondment Agreement, any maintenance required for the Operator to continue to provide the services specified hereunder shall be paid for by the Operator.

(c) Payment Terms. All of the foregoing reimbursements shall be made in accordance with the payment terms set forth in Section 3.8 herein.

Section 3.11 Third-Party Arrangements. The Operator may throughput volumes for third parties; provided, however, that such arrangements do not prevent the Operator from fulfilling its obligations to the Company hereunder, including the obligation to make the Minimum Throughput Capacity available to the Company during the Term. Nothing herein shall be deemed to provide the Company with exclusive rights to services at the Terminal.

Article 4 Custody, Title and Risk of Loss.

Section 4.1 Title. Subject to Section 22.2, the Company or the Company Designee shall at all times during the Term retain title to the Products handled or throughput by the Company or the Company Designee at the Terminal, and such Products shall remain the Company’s or the Company Designee’s exclusive property. The Company hereby represents that, at all times during the Term, the Company or the Company Designee holds exclusive title to the Products throughput or handled by the Company at the Terminal; provided, however, that each of the Company and the Company Designee may at any time permit liens on the Company’s or the Company Designee’s Products at the Terminal.

Section 4.2 Compliance with Laws. During the time any Products are held or throughput at the Terminal, the Operator, in its capacity as operator of the Terminal shall be solely responsible for compliance with (and the Operator shall comply with) all Applicable Laws pertaining to the possession, handling, use and processing of such Products at the Terminal.

Section 4.3 Volumetric Losses and Gains. Subject to the other provisions in this Agreement, title and risk of loss to all of the Products handled or throughput by the Company or the Company Designee at the Terminal shall remain at all times with the Company or the Company Designee, as applicable. Unless the Operator experiences a spill or other release of Product while Product is in the Operator’s custody, all volumetric losses and gains in Product shall be for the Company’s or the Company Designee’s account, as applicable.

Section 4.4 Custody. During the Term, the Operator shall hold all Products at the Terminal solely as bailee, and agrees that when any such Products are redelivered to the Company or the Company Designee, the Company or the Company Designee shall have good title thereto (to the extent the Company had good title prior to delivery at the Terminal) free and clear of any liens, security interests, encumbrances and claims of any kind whatsoever created or caused to be created by the Operator, other than Permitted Liens; provided, however, that notwithstanding anything herein to the contrary the Operator hereby waives, relinquishes and releases any and all liens, including, any and all warehouseman’s liens, custodian’s liens, rights of retention or similar rights under all applicable laws, which the Operator would or might otherwise have under or with respect to any Products handled hereunder. During the Term, none of the Operator or any of its Affiliates shall (and the Operator shall not permit any of its Affiliates or any other Person to) use any such Products for any purpose. Solely in its capacity as bailee, the Operator shall have custody of Product throughput under this Agreement from the time such Product passes the delivery point until such time that the Products pass the outlet flange of the Terminal.

Article 5 Specification and Contamination.

Section 5.1 Delivery Specifications. The Company shall not (and shall cause the Company Designee to not) deliver to the Terminal any Off-Specification Product; provided, however, that in the event Off-Specification Product is delivered by the Company or the Company Designee to the Terminal, and the Company or the Company Designee fails to instruct the Operator to return such Off-Specification Product to the Company or the Company Designee, as applicable, the Operator shall provide the Services to the Company or the Company Designee, as applicable, and the Company will receive on its or the Company Designee’s behalf, such Off-Specification Product at its own expense; provided, further, that in the event Off-Specification Product is delivered by the Company or the Company Designee to the Terminal and the Company or the Company Designee instructs the Operator to return such Off-Specification Product to the Company or the Company Designee, as applicable, the Operator shall return such Off-Specification Product to the Company (on its or the Company Designee’s behalf) at the Company’s own expense. In the event Off-Specification Product is delivered by the Company or the Company Designee, and in the reasonable opinion of the Operator, the Services are unable to be provided as a result of the Off-Specification Product (whether due to a failure to comply with law, safety considerations or otherwise), the Operator shall notify the Company and the Company shall be responsible for taking possession of such Off-Specification Product without the Services being provided.

Section 5.2 Unloading Specifications. If all Product meets the relevant specifications set forth in Exhibit B when it enters the Terminal, it is the responsibility of the Operator to ensure that all Products leaving the Terminal shall meet the same relevant specifications, and shall not leave the Terminal with different specifications.

Section 5.3 Contamination. The Operator shall use at least Prudent Industry Practice to ensure that no Products shall be contaminated with scale or other materials, chemicals, water or any other impurities.

Article 6 Condition and Maintenance of the Terminal.

Section 6.1 Interruption of Service. The Operator shall use commercially reasonable efforts to (i) minimize the interruption of service at the Terminal, (ii) minimize the impact of any such interruption on the Company and the Company Designee and (iii) notwithstanding any such interruption of service, make the Terminal available to the Minimum Throughput Capacity. The Operator shall inform the Company at least sixty (60) days in advance (or promptly, in the case of an unplanned interruption) of any anticipated partial or complete interruption of service at the Terminal, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions the Operator is taking to resume full operations; provided, however, that the Operator shall not have any liability for any failure to notify, or delay in notifying, the Company of any such matters except to the extent the Company has been materially damaged by such failure or delay.

Section 6.2 Maintenance and Repair Standards.

(a) Subject to Article 13, during the Term the Operator shall maintain the Terminal with sufficient aggregate capacity to throughput a volume of the Company’s Products at least equal to the Minimum Throughput Capacity; provided, however, that the Operator’s obligations may be temporarily suspended during the occurrence of, and for the entire duration of, routine repair and maintenance consistent with Prudent Industry Practice that prevents the Operator from providing the Minimum Throughput Capacity (“Terminal Maintenance”) so long as the Operator has complied with its obligations set forth in Section 6.1. In the event the Terminal Maintenance is not as a result of Force Majeure, the Parties shall reasonably cooperate with each other so as to (i) ensure that such Terminal Maintenance does not unnecessarily interfere with any of the Company’s or the Company Designee’s purchase or sale commitments, (ii) ensure that such Terminal Maintenance otherwise accommodates, to the extent reasonably practicable, other commercial or market considerations that the Company deems relevant and (iii) reasonably minimize the effect of such Terminal Maintenance on the Services and the Ancillary Services.

(b) To the extent the Company is prevented for seven (7) or more days in any Contract Quarter from throughputting volumes at the Terminal equal to at least 4,000 bpd for reasons caused by the Operator (or any of its employees, agents or contractors) other than Force Majeure and other than causes due to actions of the Company or the Company Designee (and any of their respective contractors, employees or representatives excluding the Operator and its employees, agents and representatives), then the Minimum Throughput Commitment shall be proportionately reduced to the extent of the difference between the Minimum Throughput Capacity and the amount that the Operator can effectively throughput at the Terminal (prorated for the portion of the Contract Quarter during which the Minimum Throughput Capacity was unavailable) regardless of whether actual throughput amounts prior to the reduction were below the Minimum Throughput Commitment. At such time as the Operator is capable of throughputting volumes equal to at least 4,000 bpd at the Terminal, the Company’s obligation to throughput the full Minimum Throughput Commitment shall be restored as of such time. To the extent the Company is prevented for seven (7) or more days in any Contract Quarter from throughputting volumes at the Terminal equal to at least 4,000 bpd, other than due to a Force Majeure event, and the throughput at the Terminal falls below the Minimum Throughput Capacity as described above in this paragraph (b), the Operator shall make all commercially reasonable repairs at the Terminal to restore the capacity of the

Terminal to that required for throughput of the Minimum Throughput Capacity (“Restoration”). All of such Restoration shall be at the Operator’s cost and expense, unless any damage creating the need for such repairs was caused by the negligence or willful misconduct of the Company, the Company Designee or their respective contractors, employees, agents (excluding for the avoidance of doubt, the Operator and its contractors, employees and agents) or customers, in which case such Restoration shall be at the Company’s cost and expense to the extent caused by the negligence or willful misconduct of the Company, the Company Designee or their respective employees, agents or customers.

Article 7 Inspection, Access and Audit Rights.

Section 7.1 Inspection. At any reasonable times during normal business hours and upon reasonable prior notice, the Company, the Company Designee and their respective representatives (including one or more Supplier Inspector, collectively, the “Company Inspectors”) shall have the right to enter and exit the Operator’s premises in order to have access to the Terminal, to observe the operations of the Terminal and to conduct such inspections as the Company or the Company Designee may wish to have performed in connection with this Agreement, including to enforce its rights and interests under this Agreement; provided, however, that (a) each of the Company Inspectors shall follow routes and paths to be reasonably designated by the Operator or security personnel retained by the Operator, (b) each of the Company Inspectors shall observe all security, fire and safety regulations while in, around or about the Terminal, (c) when accessing the facilities of the Operator, the Company Inspectors shall at all times comply with Applicable Law and such safety directives and guidelines as may be furnished to the Company or the Company Designee by the Operator by any means (including in writing, orally, electronically or through the posting of signs) from time to time, and (d) the Company or the Company Designee shall be liable for any personal injury to its representatives or any damage caused by such Company Inspectors in connection with such access to the Terminal. Without limiting the generality of the foregoing, the Operator shall regularly grant the Company Inspectors such access from the last day of each month until the third (3rd) Business Day of the ensuing month. Notwithstanding any of the foregoing, if an Event of Default with respect to the Operator has occurred and is continuing, the Company Inspectors shall have unlimited and unrestricted access to the Terminal, for so long as such Event of Default continues.

Section 7.2 Access. The Company, the Company Designee and their respective representatives, upon reasonable notice and during normal working hours, shall have access to the accounting records and other documents maintained by the Operator, or any of its contractors and agents, which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term and for a period of up to two (2) years after termination of this Agreement. The Company or the Company Designee shall have the right to conduct such audit no more than once per calendar quarter and each audit shall be limited in time to no more than the present and prior two (2) calendar years. Claims as to defects in quality shall be made by written notice within ninety (90) days after the delivery in question or shall be deemed to have been waived. The right to inspect or audit such records shall survive termination of this Agreement for a period of two (2) years following the end of the Term. The Operator shall preserve, and shall cause all contractors or agents to preserve, all of the aforesaid documents for a period of at least two (2) years from the end of the Term. Additionally, the Operator shall make available a copy of any meter calibration report, to be available for inspection upon reasonable request by the Company or the Company Designee at the Terminal following any calibration. Notwithstanding any of the foregoing, if an Event of Default with respect to the Operator has occurred and is continuing, the Company Inspectors shall have unlimited and unrestricted access to the accounting records and other documents maintained by the Operator with respect to the Terminal, for so long as such Event of Default continues.

Article 8 Scheduling.

The Operator shall provide the Company and the Company Designee non-discriminatory, priority access rights at the Terminal to throughput the Company’s and the Company Designee’s Products up to the Minimum Throughput Capacity. All deliveries, receipts, handling and throughput of Product hereunder shall be made in strict accordance with the Operator’s current reasonable operating, scheduling and nomination procedures for the Terminal, which (a) the Operator shall provide to the Company on the date hereof, (b) the Operator shall not materially modify without the prior written consent of the Company, not to be unreasonably withheld, modified or delayed; provided, however, that the Operator may make any modifications it reasonably deems necessary to comply with or observe any Applicable Law or for health, safety, environmental, security or other similar concerns consistent with Prudent Industry Practice, and (c) shall allow the throughput of the grades and qualities of Product specified in Exhibit B.

Article 9 Vapor Recovery.

During the Term, the Company’s Share of any liquids recovered through the vapor recovery at the Terminal will be returned to the Company.

Article 10 Additional Covenants.

Section 10.1 Required Permits. During the Term, unless the Company has agreed to maintain such for the benefit of the Operator, the Operator shall, at its sole cost and expense (directly or through one of its or the Company’s Affiliates), obtain, apply for, maintain, monitor, renew, and modify, as appropriate, any license, authorization, certification, filing, recording, permit, waiver, exception, variance, franchise, order or other approval with or of any Governmental Authority pertaining or relating to the operation of the Terminal (the “Required Permits”) as currently operated; provided, however, that if any Required Permits require the signature of, or any action by, the Company or the Company Designee, the Company shall reasonably cooperate with the Operator (at the Operator’s expense) so that the Operator may obtain and maintain such Required Permits. The Operator shall not do anything in connection with the performance of its obligations under this Agreement that causes a termination or suspension of the Required Permits.

Section 10.2 Additional Operator Covenants. The Operator hereby:

(a) (i) confirms that it will post at the Terminal such reasonable placards as the Company or the Company Designee, as applicable, requests stating that the Company or the Company Designee is the owner of specific Products held at the Terminal; (ii) agrees that it will take all actions necessary to maintain such placards in place for the Term; and (iii) agrees to furnish documents reasonably acceptable to the Company, the Company Designee and their respective lenders and intermediators and to cooperate with the Company in ensuring and demonstrating that Product titled in the Company’s or the Company Designee’s name shall not be subject to any lien on the Terminal;

(b) acknowledges and agrees that the Company or the Company Designee may file a UCC-1 or other financing statement with respect to the Products handled or throughput at the Terminal, and the Operator shall cooperate with the Company in executing such financing statements as the Company or the Company Designee deems necessary or appropriate;

(c) agrees that, subject to Section 4.3, no loss allowances shall be applied to the Products handled or throughput at the Terminal;

(d) agrees to maintain all necessary leases, easements, licenses and rights-of-way necessary for the operation and maintenance of the Terminal; and

(e) agrees that, in the event of any Product spill, leak or discharge or any other environmental pollution caused by or in connection with the use of the Terminal, the Operator shall promptly commence containment or clean-up operations as required by any Governmental Authorities or Applicable Law or as the Operator deems appropriate or necessary and shall notify or arrange to notify the Company or the Company Designee immediately of any such spill, leak or discharge and of any such operations.

The Company and the Company Designee shall take all reasonable steps to cooperate with the Operator in connection with the Operator’s performance of each of the covenants in this Section 10.2, in each case, at the Operator’s sole expense.

Section 10.3 Additional Company Covenants. The Company hereby agrees:

(a) to replace or repair, at its own expense, any part of the Terminal that is destroyed or damaged through any negligence or willful misconduct of the Company, the Company Designee (acting in such capacity), or any of their agents or employees (acting in such capacity), or any Company Inspector; and

(b) to not make any alteration, additions or improvements to the Terminal or remove any part thereof, without the prior written consent of the Operator, such consent to be at the Operator’s sole discretion.

Section 10.4 Existing Obligations. The execution of this Agreement by the Parties does not reduce any existing obligations of such Parties and does not confer any additional obligation or responsibility on the Company in connection with: (a) any existing or future environmental condition at the Terminal, including, the presence of a regulated or hazardous substance on or in environmental media at the Terminal (including the presence in surface water, groundwater, soils or subsurface strata, or air), including the subsequent migration of any such substance; (b) any Environmental Law; (c) the Required Permits; or (d) any requirements arising under or relating to any Applicable Law pertaining or relating to the ownership and operation of the Terminal.

Section 10.5 Records.

(a) Each Party shall (i) maintain the records required to be maintained by Applicable Law and shall make such records available to the other Party upon reasonable request and (ii) immediately notify the other Party of any violation or alleged violation of any Applicable Law relating to any Products throughput and handled under this Agreement and, upon request, shall provide to the other Party all evidence of environmental inspections or audits by any Governmental Authority with respect to such Products.

(b) All records or documents provided by any Party to any other Party shall, to the reasonable knowledge of the providing Party, accurately and completely reflect the facts about the activities and transactions to which they relate. Notwithstanding anything herein to the contrary, no Party shall be required to provide to the other Party any document that is determined by the disclosing Party’s legal counsel to be protected by an attorney-client privilege or attorney work product doctrine. Each Party shall promptly notify the other Party if at any time such Party has reason to believe that any records or documents previously provided to the other Party are no longer accurate or complete.

Article 11 Representations.

Section 11.1 Representations of the Operator. The Operator represents and warrants to the Company that (a) this Agreement, the rights obtained and the duties and obligations assumed by the Operator hereunder, and the execution and performance of this Agreement by the Operator, do not directly or indirectly violate any Applicable Law with respect to the Operator or any of its properties or assets, the terms and provisions of the Operator’s organizational documents or any agreement or instrument to which the Operator or any of its properties or assets are bound or subject; (b) the execution and delivery of this Agreement by the Operator has been authorized by all necessary action; (c) the Operator has the full and complete authority and power to enter into this Agreement and to provide the services hereunder; (d) no further action on behalf of the Operator, or consents of any other party, are necessary for the provision of services hereunder; and (e) upon execution and delivery by the Operator, this Agreement shall be a valid and binding agreement of the Operator enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 11.2 Representations of the Company. The Company represents and warrants to the Operator that (a) this Agreement, the rights obtained and the duties and obligations assumed by the Company hereunder, and the execution and performance of this Agreement by the Company, do not directly or indirectly violate any Applicable Law with respect to the Company or any of its property or assets, the terms and provisions of the Company’s organizational documents or any agreement or instrument to which the Company or any of its property or assets are bound or subject; (b) the execution and delivery of this Agreement by the Company has been authorized by all necessary action; (c) the Company has the full and complete authority and power to enter into this Agreement; and (d) upon execution and delivery by the Company, this Agreement shall be a valid and binding agreement of the Company enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).

Article 12 Insurance.

The Operator, directly or through one of its or the Company’s Affiliates, shall procure and maintain in full force and effect throughout the Term insurance in sufficient amounts and coverage to be in accordance with Prudent Industry Practice. Such policies shall be endorsed to name the Company and any Company Designee as a loss payee with respect to any of the Company’s or the Company Designee’s Products in the care, custody or control of the Operator.

Article 13 Force Majeure, Damage or Destruction.

Section 13.1 Force Majeure. In the event that a Party (the “Force Majeure Party”) is rendered unable, wholly or in part, by a Force Majeure event to perform its obligations under this Agreement, then such Party shall within a reasonable time after the occurrence of such event of Force Majeure deliver to the other Party written notice (a “Force Majeure Notice”) including full particulars of the Force Majeure event, and the obligations of the Parties, to the extent they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused; provided, however, that (a) prior to the second (2nd) anniversary of the Commencement Date, the Company shall be required to continue to make payments (i) for the Terminaling Service Fees for volumes actually throughput under this Agreement, (ii) for the Ancillary Services Fees, if any, for Ancillary Services performed, and (iii) for any Shortfall Payments unless, in the case of (iii), the Force Majeure event is an event that adversely affects the Operator’s ability to perform the Services (including making the Minimum Throughput Capacity available to the Company), in which case Shortfall Payments shall not be paid to the extent of the Force Majeure event’s effect on the Operator’s ability to perform the Services and the Terminaling Service Fees shall only be paid as provided under (a)(i) above, and (b) from and after the second (2nd) anniversary of the Commencement Date, the Company shall be required to continue to make payments (x) for the Terminaling Service Fees for volumes actually throughput under this Agreement and (y) for the Ancillary Services Fees, if any, for the Ancillary Services actually performed under this Agreement. The Force Majeure Party shall identify in such Force Majeure Notice the approximate length of time that it believes in good faith such Force Majeure event shall continue (the “Force Majeure Period”). The Company shall be required to pay any amounts accrued and due under this Agreement at the time of the start of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable efforts, except that no Party shall be compelled to resolve any strikes, lockouts or other industrial or labor disputes other than as it shall determine to be in its best interests. Prior to the second (2nd) anniversary of the Commencement Date, any suspension of the obligations of the Parties under this Section 13.1 as a result of a Force Majeure event that adversely affects the Operator’s ability to perform the services it is required to perform under this Agreement shall extend the Term for the same period of time as such Force Majeure event continues (up to a maximum of one year) unless this Agreement is terminated under Section 13.2.

Section 13.2 Termination due to Force Majeure. If the Force Majeure Party advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive months beyond the second (2nd) anniversary of the Commencement Date, then at any time after the delivery of such Force Majeure Notice, either Party may deliver to the other Party a notice of termination (a “Termination Notice”), which Termination Notice shall become effective not earlier than twelve (12) months after the later to occur of (a) delivery of the Termination Notice and (b) the second (2nd) anniversary of the Commencement Date; provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends before the Termination Notice becomes effective, and, upon the cancellation of any Termination Notice, the Parties’ respective obligations hereunder shall resume as soon as reasonably practicable thereafter, and the Term shall be extended by the same period of time as is required for the Parties to resume such obligations. After the second (2nd) anniversary of the Commencement Date and following delivery of a Termination Notice, the Operator may terminate this Agreement, to the extent affected by the Force Majeure event, upon sixty (60) days prior written notice to the Company in order to enter into an agreement to provide any third party the services provided to the Company under this Agreement; provided, however, that the Operator shall not have the right to terminate this Agreement for so long as the Company continues to make Shortfall Payments.

Article 14 Suspension of Refinery Operations.

Section 14.1 Suspension of Refinery Operations. From and after the second (2nd) anniversary of the Commencement Date, in the event that the Company decides to permanently or indefinitely suspend all or substantially all crude oil refining operations at the Refinery for a period that shall continue for at least twelve (12) consecutive months, the Company may provide written notice to the Operator of the Company’s intent to terminate this Agreement (the “Suspension Notice”). Such Suspension Notice shall be sent at any time (but not prior to the second (2nd) anniversary of the Commencement Date) after the Company has notified the Operator of such suspension and, upon the expiration of the period of twelve (12) months (which may run concurrently with the twelve (12) month period described in the immediately preceding sentence) following the date such notice is sent (the “Notice Period”), this Agreement shall terminate. If the Company notifies the Operator more than two (2) months prior to the expiration of the Notice Period of its intent to resume operations at the Refinery, then the Suspension Notice shall be deemed revoked and this Agreement shall continue in full force and effect as if such Suspension Notice had never been delivered. During the Notice Period, the Company shall remain liable for Shortfall Payments and all payments per Section 3.6 and Section 3.10 with respect of Capital Expenditures hereunder. Subject to Section 14.1 and after the fifth (5th) anniversary of the Commencement Date, during the Notice Period, the Operator may terminate this Agreement upon sixty (60) days prior written notice to the Company in order to enter into an agreement to provide any third party the services provided to the Company under this Agreement.

Section 14.2 Notice of Suspension. If all or substantially all refining operations at the Refinery are suspended for any reason (including refinery turnaround operations and other scheduled maintenance), then the Company shall remain liable for Shortfall Payments under this Agreement for the duration of the suspension, unless and until this Agreement is terminated as provided in Section 14.1. The Company shall provide at least ninety (90) days’ prior written notice whenever practical of any suspension of operations at the Refinery due to a planned turnaround or scheduled maintenance that affects or will affect the Services or the Ancillary Services; provided, however, that the Company shall not have any liability for any failure to notify, or delay in notifying, the Operator of any such suspension except to the extent the Operator has been materially damaged by such failure or delay.

Article 15 Right of First Refusal.

Section 15.1 Grant of ROFR. The Operator hereby grants to the Company a right of first refusal on any proposed Transfer (other than a grant of a security interest to a bona fide third-party lender or a Transfer to an Affiliate of the Operator) of any ROFR Asset; provided, however, that the Parties acknowledge and agree that nothing in this Article 15 shall prevent or restrict the Transfer of partnership interests, limited liability interests, equity or ownership interests or other securities of the Operator or create a right of first refusal as a result thereof; provided, further, that the Company may, without consent or approval from the Operator, assign its rights under this Article 15 to any Affiliate of the Company.

Section 15.2 Acknowledgement regarding Consents. The Parties acknowledge that all potential Transfers of ROFR Assets pursuant to this Article 15 are subject to obtaining any and all required written consents of Governmental Authorities and other third parties and to the terms of all existing agreements in respect of the ROFR Assets, as applicable; provided, however, that the Operator represents and warrants that, to its knowledge after reasonable investigation, there are no terms in such agreements that would materially impair the rights granted to the Company pursuant to this Article 15 with respect to any ROFR Asset.

Section 15.3 Procedures for Transfer of ROFR Asset.

(a) In the event the Operator proposes to Transfer any of the ROFR Assets (other than a grant of a security interest to a bona fide third-party lender or a Transfer to an Affiliate of the Operator) pursuant to a bona fide third-party offer (an “Acquisition Proposal”), then the Operator shall, prior to entering into any such Acquisition Proposal, first give notice in writing to the Company (a “Disposition Notice”) of its intention to enter into such Acquisition Proposal. The Disposition Notice shall include any material terms, conditions and details as would be necessary for the Company to determine whether to exercise its right of first refusal with respect to the Acquisition Proposal, which terms, conditions and details shall at a minimum include: the name and address of the prospective acquirer (the “Proposed Transferee”), the ROFR Assets subject to the Acquisition Proposal (the “Sale Assets”), the purchase price offered by such Proposed Transferee (the “Offer Price”), reasonable detail concerning any non-cash portion of the proposed consideration, if any, to allow the Company to reasonably determine the fair market value of such non-cash consideration, the Operator’s estimate of the fair market value of any non-cash consideration and all other material terms and conditions of the Acquisition Proposal that are then known to the Operator. To the extent the Proposed Transferee’s offer consists of consideration other than cash (or in addition to cash), the Offer Price shall be deemed equal to the amount of any such cash plus the fair market value of such non-cash consideration. In the event the Company and the Operator are able to agree on the fair market value of any non-cash consideration or if the consideration consists solely of cash, the Company will provide written notice of its decision regarding the exercise of its right of first refusal to purchase the Sale Assets (the “ROFR Response”) to the Operator within sixty (60) days of its receipt of the Disposition Notice (the “First ROFR Acceptance Deadline”). In the event the Company and the Operator are unable to agree on the fair market value of any non-cash consideration prior to the First ROFR Acceptance

Deadline, the Company shall indicate its desire to determine the fair market value of such non-cash consideration pursuant to the procedures outlined in the remainder of this Section 15.3 in a ROFR Response delivered prior to the First ROFR Acceptance Deadline. If no ROFR Response is delivered by the Company prior to the First ROFR Acceptance Deadline, then the Company shall be deemed to have waived its right of first refusal with respect to such Sale Asset. In the event (i) the Company’s determination of the fair market value of any non-cash consideration described in the Disposition Notice is less than the fair market value of such consideration as determined by the Operator in the Disposition Notice and (ii) the Company and the Operator are unable to mutually agree upon the fair market value of such non-cash consideration within sixty (60) days after the Company notifies the Operator of its determination thereof, the Operator and the Company will engage a mutually agreed upon, nationally recognized investment banking firm that is not currently engaged in business with either of the Parties to determine the fair market value of the non-cash consideration. In the event the Parties are unable to agree upon an investment banking firm, each Party will select a nationally recognized investment banking firm, and the two investment banking firms so chosen will select a third investment banking firm to serve as the investment banking firm for purposes of this Article 15. The investment banking firm will determine the fair market value of the non-cash consideration within thirty (30) days of its engagement and furnish the Company and the Operator its determination. The fees of the investment banking firm will be split equally between Parties. Once the investment banking firm has submitted its determination of the fair market value of the non-cash consideration, the Company will provide a ROFR Response to the Operator within thirty (30) days after the investment banking firm has submitted its determination (the “Second ROFR Acceptance Deadline” and together with the First ROFR Acceptance Deadline, the “ROFR Acceptance Deadlines”). If no ROFR Response is delivered by the Company prior to the Second ROFR Acceptance Deadline, then the Company shall be deemed to have waived its right of first refusal with respect to such Sale Asset.

(b) If the Company elects in a ROFR Response delivered prior to the First ROFR Acceptance Deadline or Second ROFR Acceptance Deadline, as applicable, to exercise its right of first refusal with respect to a Sale Asset, within sixty (60) days of the delivery of the ROFR Response, such ROFR Response shall be deemed to have been accepted by the Operator and the Operator shall thereafter enter into a purchase and sale agreement with the Company providing for the consummation of the Acquisition Proposal upon the terms set forth in the ROFR Response. Unless otherwise agreed between the Company and the Operator, the terms of the purchase and sale agreement will include the following:

(i) the Company will agree to deliver the Offer Price in cash (unless the Company and the Operator agree that such consideration will be paid, in whole or in part, in equity securities of the Company or of an Affiliate of the Company, an interest-bearing promissory note or similar instrument, or any combination thereof);

(ii) the Operator will represent that it has valid fee or leasehold title, as applicable, to the Sale Asset that is sufficient to operate the Sale Assets in accordance with their historical use, subject to all recorded matters and all physical conditions in existence on the closing date for the purchase of the applicable Sale Asset, plus any other such matters as the Company may approve (and if the Company desires to obtain any title insurance with respect to the Sale Asset, the full cost and expense of obtaining the same (including the cost of title examination, document duplication and policy premium) shall be borne by the Company);

(iii) the Operator will grant to the Company the right, exercisable at the Company’s risk and expense prior to the delivery of the ROFR Response, to make such surveys, tests and inspections of the Sale Asset as the Company may deem desirable, so long as such surveys, tests or inspections are neither destructive nor invasive and do not damage the Sale Asset or interfere with the activities of the Operator;

(iv) the Company will have the right to terminate its obligation to purchase the Sale Asset under this Article 15 if the results of any searches under Section 15.3(b)(ii) or (iii) above are, in the reasonable opinion of the Company, unsatisfactory;

(v) the closing date for the purchase of the Sale Asset shall occur no later than one hundred eighty (180) days following receipt by the Operator of the ROFR Response pursuant to Section 15.3(a);

(vi) the Operator and the Company shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by this Section 15.3(b), including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith;

(vii) except to the extent modified in the Acquisition Proposal, the sale of any Sale Assets shall be made on an “as is,” “where is” and “with all faults” basis, and the instruments conveying such Sale Assets shall contain appropriate disclaimers; and

(viii) neither the Operator nor the Company shall have any obligation to sell or buy the Sale Assets if any of the consents referred to in Section 15.2 has not been obtained.

(c) The Company and the Operator shall cooperate in good faith in obtaining all necessary governmental and other third-party approvals, waivers and consents required for the closing of the purchase and sale agreement described in Section 16.1(b). Any such closing shall be delayed, to the extent required, until the third (3rd) Business Day following the expiration of any required waiting periods under the Hart-Scott-Rodino Act; provided, however, that such delay shall not exceed sixty (60) days following the one hundred eighty (180) days referred to in Section 15.3(b)(v) (the “ROFR Governmental Approval Deadline”) and, if governmental approvals and waiting periods shall not have been obtained or expired, as the case may be, by such ROFR Governmental Approval Deadline, then the Company shall be deemed to have waived its right of first refusal with respect to the Sale Assets described in the Disposition Notice and thereafter the Operator shall be free to consummate the Transfer to the Proposed Transferee, subject to Section 15.3(d)(ii).

(d) If the Transfer to the Proposed Transferee (i) in the case of a Transfer other than a Transfer permitted under Section 15.3(c), is not consummated in accordance with the terms of the Acquisition Proposal within the later of (A) one hundred eighty (180) days after the applicable ROFR Acceptance Deadline and (B) three (3) Business Days after the satisfaction of all governmental approval or filing requirements, if any, or (ii) in the case of a Transfer permitted under Section 15.3(c), is not consummated within the later of (A) sixty (60) days after the ROFR Governmental Approval Deadline and (B) three (3) Business Days after the satisfaction of all governmental approval or filing requirements, if any, then in each case the Acquisition Proposal shall be deemed to lapse, and the Operator may not Transfer any of the Sale Assets described in the Disposition Notice without complying again with the provisions of this Article 15 if and to the extent then applicable.

Article 16 Shutdown or Idling of Refinery.

Section 16.1 Shutdown or Idling of Refinery. In the event of a Permanent Refinery Shutdown, the Operator shall have the right to purchase the assets identified in Exhibit D (the “Designated Refinery Assets”) at their fair market value at the time of sale in accordance with this Section 16.1.

(a) A “Permanent Refinery Shutdown” shall be deemed to have occurred upon the earlier of (i) the cessation of all or substantially all commercial operation of the Refinery with no current intent on the part of the Company to resume all or substantially all commercial operation thereof or (ii) a change to the Refinery’s current SIC code (i.e., 4610) applicable to crude oil refining. The Company shall exercise commercially reasonable efforts to provide the Operator with at least sixty (60) days advance notice of a Permanent Refinery Shutdown.

(b) The Operator may at any time during the two-year period following notice of a Permanent Refinery Shutdown exercise its purchase option pursuant to this Article 16 (the “Refinery Asset Purchase Option”) by providing written notice (a “Refinery Asset Option Notice”) to the Company. Promptly upon receipt of such Refinery Asset Option Notice, the Company shall provide the Operator and its designees with access to such information regarding the Designated Refinery Assets as shall be reasonable and customary for the Operator to conduct diligence in accordance with Prudent Industry Practice on assets such as the Designated Refinery Assets. The Operator shall have a period of not less than ninety (90) days to evaluate such information.

(c) The Operator and the Company shall, for a period of thirty (30) days following completion of Operator’s diligence in accordance with Prudent Industry Practice, negotiate in good faith to reach agreement on the terms for a purchase of the Designated Refinery Assets by the Operator; provided, however, that the Parties agree that: (i) the terms (including price) of any such purchase and sale will be on terms customary for the sale of assets of this nature and otherwise agreeable to both the Operator and the Company; (ii) the purchase price shall be paid at closing in cash; (iii) the Company shall not be obligated to make any representations as to the condition of the Designated Refinery Assets or any portion thereof; (iv) the Operator shall not be required to purchase the real property on which the Designated Refinery Assets are located (in which case the Operator shall be entitled to lease or be granted easements to all or a portion of such real property); (v) the Company shall convey all operating and maintenance records reasonably necessary for the operation of the Designated Refinery Assets; and (vi) the Company shall convey the Designated Refinery Assets free and clear of any charge, claim, covenant, equitable interest, equitable servitude, lien, option, pledge security interest, right of first refusal, or other restriction of any kind, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership; provided, however, that the Company shall receive a reasonable easement with respect to the Designated Refinery Assets in order to access such Designated Refinery Assets in connection with the Company or its Affiliates potential refining operations.

(d) If the Operator and the Company are unable to agree on the terms (including price) for a sale of the Designated Refinery Assets, the Operator and the Company shall engage a mutually agreed upon, nationally recognized investment banking firm to determine any terms (including price) as to which the Parties are unable to agree with respect to the sale of the Designated Refinery Assets. In the event the Parties are unable to agree upon an investment banking firm, each Party will select a nationally recognized investment banking firm, and the two investment banking firms so chosen will select a third investment banking firm to serve as the investment banking firm for purposes of this Section 16.1. The investment banking firm shall: (i) base the terms of purchase and sale on those that are reasonable and customary for the sale of industrial assets such as the Designated Refinery Assets, subject to the provisions of this Section 16.1; (ii) determine the fair market value of the Designated Refinery Assets based on their then-current operations; and (iii) consider the age, condition, maintenance history, replacement cost, ongoing operating costs, regulatory enforcement actions or fines in effect and other factors the investment banking firm considers relevant to fair market value.

(e) All fees of the investment banking firm incurred in connection with the Refinery Asset Purchase Option will be split equally between the Operator and the Company.

(f) Once the investment banking firm resolves all terms of the sale regarding the Refinery Asset Purchase Option that the Parties are unable to agree upon, the Operator will have the right, but not the obligation, for a period of ninety (90) days from the investment banking firm’s resolution (such period, the “Refinery Asset Option Period”) to purchase the Designated Refinery Assets on terms (including price) agreed to by the Parties (as supplemented by any terms determined by the investment banking firm). The Operator shall notify the Company, in writing delivered during the Refinery Asset Option Period, of its intention to purchase the Designated Refinery Assets. Failure to provide such notice within the Refinery Asset Option Period shall be deemed to constitute a decision by the Operator not to exercise its Refinery Asset Purchase Option.

(g) If the Operator notifies the Company in writing during the Refinery Asset Option Period of its intention to exercise its Refinery Asset Purchase Option, both Parties shall be obligated to enter into an agreement incorporating the terms (including price) either agreed to by the Parties or determined by the investment banking firm. If the Operator fails to execute and deliver such an agreement within sixty (60) days of expiration of the Refinery Asset Option Period, the Operator’s Refinery Asset Purchase Option shall be deemed to have lapsed.

Article 17 Event of Default: Remedies Upon Event of Default.

Section 17.1 Event of Default. Notwithstanding any other provision of this Agreement, but subject to Article 26, the occurrence of any of the following shall constitute an “Event of Default”:

(a) any Party fails to make payment when due (i) under Article 3 within five (5) Business Days after a written demand therefor or (ii) under any other provision hereof within seven (7) Business Days;

(b) other than a default described in Sections 17.1(a) or 17.1(c), if the Company or the Operator fails to perform any material obligation or covenant to the other under this Agreement, which is not cured to the reasonable satisfaction of any other Party within fifteen (15) Business Days after the date that such Party receives written notice that such obligation or covenant has not been performed;

(c) any Party breaches any representation or warranty made by such Party hereunder, or such warranty or representation proves to have been incorrect or misleading in any material respect when made; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the other Party within fifteen (15) Business Days after the date that such Party receives notice that corrective action is needed;

(d) any Party files a petition or otherwise commences or authorizes the commencement of a proceeding or case under any bankruptcy, reorganization or similar law for the protection of creditors, or have any such petition filed or proceeding commenced against it and such proceeding is not dismissed for sixty (60) days; and

(e) the Operator sells or permits the creation of, or suffers to exist any security interest, lien, encumbrance, charge or other claim of any nature (other than Permitted Liens or liens or liens that existed with respect to such Product prior to the throughput by the Company or the Company Designee hereunder) with respect to any of the Products.

Section 17.2 Termination in the Event of Default. Except as set forth in Section 17.1(d), without limiting any other provision of this Agreement, if an Event of Default with respect to the Company or the Operator (such defaulting Party, the “Defaulting Party”) has occurred and is continuing, the Non-Defaulting Party shall have the right, immediately and at any time(s) thereafter, to terminate this Agreement upon written notice to the Defaulting Party.

Section 17.3 Other Remedies. Without limiting any other rights or remedies hereunder, if an Event of Default occurs and the Company is the Non-Defaulting Party, the Company may, in its discretion, (a) withhold or suspend its obligations, including any of its delivery or payment obligations, under this Agreement, (b) reclaim and repossess any and all of its Products held at the Terminal or elsewhere on the Operator’s premises, and (c) otherwise arrange for the disposition of any of its Products in such manner as it elects.

Section 17.4 Set Off. If an Event of Default occurs, the Non-Defaulting Party may, without limitation on its rights under this Article 17, set off amounts which the Defaulting Party owes to it against any amounts which it owes to the Defaulting Party (whether hereunder, under any other agreement or contract or otherwise and whether or not then due). Any net amount due hereunder shall be payable by the Party owing such amount within one (1) Business Day of termination.

Section 17.5 No Preclusion of Rights. The Non-Defaulting Party’s rights under this Section 17.5 shall be in addition to, and not in limitation of, any other rights which the Non-Defaulting Party may have (whether by agreement, operation of law or otherwise), including any rights of recoupment, setoff, combination of accounts, as a secured party or under any other credit support. The Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from all costs and expenses, including reasonable attorney fees, incurred in the exercise of any remedies hereunder.

Article 18 Indemnification.

Section 18.1 Indemnification by Operator. The Operator shall defend, indemnify and hold harmless the Company, the Company Designee, their respective Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Company Indemnitees”) from and against any Liabilities directly or indirectly arising out of (a) any breach by the Operator of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of the Operator made herein or in connection herewith proving to be false or misleading, (b) any failure by the Operator, its Affiliates or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law, or (c) injury, disease, or death of any Person or damage to or loss of any property, fine or penalty, any of which is caused by the Operator, its Affiliates or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling or transportation of any Products hereunder, except to the extent of the Company’s obligations under Section 18.2 below, and except to the extent that such injury, disease, death, or damage to or loss of property, fine or penalty was caused by the gross or sole negligence or willful misconduct on the part of the Company Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. Notwithstanding the foregoing, the Operator’s liability to the Company Indemnitees pursuant to this Section 18.1 shall be net of any insurance proceeds actually received by the Company Indemnitees or any of their respective Affiliates from any third party with respect to or on account of the damage or injury which is the subject of the indemnification claim. The Company agrees that it shall, and shall cause the other Company Indemnitees to, (i) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Company Indemnitees are entitled with respect to or on account of any such damage or injury, (ii) notify the Operator of all potential claims against any third party for any such insurance proceeds, and (iii) keep the Operator fully informed of the efforts of the Company Indemnitees in pursuing collection of such insurance proceeds.

Section 18.2 Indemnification by Company. The Company shall defend, indemnify and hold harmless the Operator, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Operator Indemnitees”) from and against any Liabilities directly or indirectly arising out of (a) any breach by the Company of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of the Company made herein or in connection herewith proving to be false or misleading, (b) any personal injury incurred by any representative of the Company or the Company Designee (including any Supplier Inspector or Company Inspector) while on the Operator’s property, (c) any failure by the Company, the Company Designee, their respective Affiliates or any of their respective employees, representatives (including any Supplier Inspector or Company Inspector), agents or contractors to comply with or observe any Applicable Law, or (d) injury, disease, or death of any Person or damage to or loss of any property, fine or penalty, any of which is caused by the Company, the Company Designee, their respective Affiliates or any of their respective employees, representatives (including any Supplier Inspector or Company Inspector), agents or contractors in the exercise of any of the rights granted hereunder or the refining or storage of any Products hereunder, except to the extent of the Operator’s obligations under Section 18.1 above, and except to the extent that such injury, disease, death, or damage to or loss of property, fine or penalty was caused by the gross or sole negligence or willful misconduct on the part of the Operator Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. Notwithstanding the foregoing, the Company’s liability to the Operator Indemnitees pursuant to this Section 18.2 shall be net of any insurance proceeds actually received by the Operator Indemnitees or any of their respective Affiliates from any third party with respect to or on account of the damage or injury which is the subject of the indemnification claim. The Operator agrees that it shall, and shall cause the other Operator Indemnitees to, (i) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Operator Indemnitees are entitled with respect to or on account of any such damage or injury, (ii) notify the Company of all potential claims against any third party for any such insurance proceeds, and (iii) keep the Company fully informed of the efforts of the Operator Indemnitees in pursuing collection of such insurance proceeds.

Section 18.3 EXPRESS REMEDY. THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES.

Article 19 Limitation on Damages.

Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, punitive, special, incidental or exemplary damages, or for loss of profits or revenues (collectively referred to as “Special Damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, tort, or strict liability; provided, however, that the foregoing limitation is not intended and shall not affect Special Damages in connection with any third-party claim or imposed in favor of unaffiliated Persons that are not Parties to this Agreement; provided, further, that to the extent an indemnitor hereunder receives insurance proceeds with respect to Special Damages that would be indemnified hereunder if not for this Article 19, such indemnitor shall be liable up to the amount of such insurance proceeds (net any deductible and premiums paid with respect thereto).

Article 20 Confidentiality.

Section 20.1 Obligations. Each Party shall use commercially reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party (other than a Company Designee, provided the Company Designee has agreed to adhere to this Article 20, or any Receiving Party Personnel) nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 20.1. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.

Section 20.2 Required Disclosure. Notwithstanding Section 20.1 above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, including the rules and regulations of the Securities and Exchange Commission, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall reasonably cooperate with the disclosing Party (at the disclosing Party’s cost) in allowing the disclosing Party to obtain such protective order or other relief.

Section 20.3 Return and Destruction of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that notwithstanding any termination or expiration of this Agreement, any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 20.3, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law for so long as such Confidential Information is retained.

Section 20.4 Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provisions of this Agreement, and will be required to abide by the terms thereof. Any third-party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

Section 20.5 Survival. The obligation of confidentiality under this Article 20 shall survive the termination of this Agreement for a period of two (2) years.

Article 21 Choice of Law.

This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Subject to Article 26, the Parties agree to the venue and jurisdiction of the federal or state courts located in the State of Delaware for the adjudication of all disputes arising out of this Agreement.

Article 22 Assignment.

Section 22.1 Assignment by the Company. Except as set forth in this Article 22, the Company shall not assign its rights or obligations hereunder without the Operator’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (a) the Company may assign this Agreement without the Operator’s consent in connection with a sale by the Company of its inventory of Products, or all or substantially all of the Refinery, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (i) agrees to assume all of the Company’s obligations under this Agreement; and (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by the Company in its reasonable judgment; and (b) the Company shall be permitted to make a collateral assignment of this Agreement solely to secure financing for itself or any of its Affiliates.

Section 22.2 Company Designee.

(a) Without the Operator’s consent, the Company shall be permitted to assign the Company’s rights to use, hold the Products in, and transport the Products through, the Terminal pursuant to this Agreement, to the Company Designee.

(b) The Company shall act as the Company Designee’s counterparty for all purposes of this Agreement, and the Operator shall be entitled to follow the Company’s instructions with respect to all of the Company Designee’s Products that are transported or handled by the Operator pursuant to this Agreement unless and until the Operator is notified by the Company Designee in writing that the Company is no longer authorized to act as the Company Designee’s counterparty, in which case the Operator shall thereafter follow the instructions of the Company Designee (or such other agent as the Company Designee may appoint) with respect to all the Company Designee’s Products that are transported or handled by the Operator pursuant to this Agreement. The Company shall be responsible for all the Company Designee’s payments to the Operator hereunder; provided, however, that the Operator shall accept payment in connection with this Agreement directly from any Company Designee and apply such payments against amounts owed by the Company hereunder. All volumes throughput by the Company Designee will be taken into account in the determination of whether the Company has satisfied its Minimum Throughput Commitment. During any time that this Agreement is assigned to the Company Designee, all provisions of this Agreement, as amended or adjusted by this Article 22, shall be in full force and effect with respect to the Company Designee and the Company Designee’s Products as if the Company Designee were Party hereto in place of the Company.

Section 22.3 Assignment by the Operator. The Operator shall not assign its rights or obligations under this Agreement without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (a) subject to Article 15 hereof and Article VI of the Omnibus Agreement, the Operator may assign this Agreement without such consent in connection with a sale by the Operator of all or substantially all of the Terminal, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (i) agrees to assume all of the Operator’s obligations under this Agreement; (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by the Operator in its reasonable judgment; and (iii) is not a competitor of the Company, as determined by the Company in good faith; and (b) the Operator shall be permitted to make a collateral assignment of this Agreement solely to secure financing for the Operator and its Affiliates.

Section 22.4 Terms of Assignment. Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 22.5 Change of Control. The Parties’ obligations hereunder shall not terminate in connection with a Change of Control; provided, however, that in the case of a Change of Control, the Company shall have the option to extend the Term as provided in Section 2.1, without regard to the notice period provided in the fourth sentence of Section 2.1.

Article 23 Notices.

All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by facsimile or hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as Federal Express or UPS, one (1) Business Day after deposit therewith prepaid; or (d) if by email, one (1) Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to the Company:

PBF Holding Company LLC

One Sylvan Way, Second Floor

Parsippany, NJ 07054

Attn: Jeffrey Dill, General Counsel

Telecopy No: (973) 455-7500

Email: jeffrey.dill@pbfenergy.com

with a copy, which shall not constitute notice, to:

PBF Energy Company LLC

One Sylvan Way, Second Floor

Parsippany, NJ 07054

Attn: Jeffrey Dill, General Counsel

Telecopy No: (973) 455-7500

Email: jeffrey.dill@pbfenergy.com

If to the Operator:

PBF Logisitics LP

c/o PBF Logistics GP LLC

One Sylvan Way, Second Floor

Parsippany, NJ 07054

Attn: Jim Fedena, Senior VP, Logistics

Telecopy No: (973) 455-7500

Email: jim.fedena@pbfenergy.com

with a copy, which shall not constitute notice, to:

PBF Logistics GP LLC

One Sylvan Way, Second Floor

Parsippany, NJ 07054

Attn: Matt Lucey, Executive VP

Telecopy No: (973) 455-7500

Email: matt.lucey@pbfenergy.com

or to such other address or to such other person as either Party will have last designated by notice to the other Party.

Article 24 No Waiver; Cumulative Remedies.

Section 24.1 No Waivers. The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, or Event of Default under, this Agreement shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, Event of Default or potential Event of Default under, this Agreement, whether of a like kind or different nature.

Section 24.2 Cumulative Remedies. Each and every right granted to the Parties under this Agreement or allowed it by law or equity, shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.

Article 25 Nature of Transaction and, Relationship of Parties.

Section 25.1 Independent Contractor. This Agreement shall not be construed as creating a partnership, association or joint venture among the Parties. It is understood that the Operator is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make the Operator, or any employee or agent of the Operator, an agent or employee of the Company.

Section 25.2 No Agency. No Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person in the name of the other Party; to assume, create, or incur any liability of any kind, express or implied, against or in the name of any of the other Party; or to otherwise act as the representative of the other Party, unless expressly authorized in writing by the other Party.

Article 26 Arbitration Provision.

Any and all Arbitrable Disputes (except to the extent injunctive relief is sought) shall be resolved through the use of binding arbitration using, in the case of an Arbitrable Dispute involving a dispute of an amount equal to or greater than $1,000,000 or non-monetary relief, three arbitrators, and in the case of an Arbitrable Dispute involving a dispute of an amount less than $1,000,000, one arbitrator, in each case in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Article 26 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Article 26 will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed, and, in the of an Arbitrable Dispute involving a dispute of an amount less than $1,000,000, such third arbitrator shall act as the sole arbitrator, and the sole role of the first two arbitrators shall be to appoint such third arbitrator. Claimant will pay the compensation and expenses of the arbitrator named by or for it, and Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (a) be neutral parties who have never been officers, directors or employees of the Operator, the Company or any of their Affiliates and (b) have not less than seven (7) years’ experience in the energy industry. The hearing will be conducted in the State of Delaware or the Philadelphia Metropolitan area and commence within thirty (30) days after the selection of the third arbitrator. The Company, the Operator and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award Special Damages. Notwithstanding anything herein the contrary, the Company may not dispute any amounts with respect to an invoice delivered in accordance with Section 3.8 that the Company has not objected to within one hundred twenty (120) days of receipt thereof. No Event of Default shall occur if the subject matter underlying such potential Event of Default is the subject matter of any dispute that is pending resolution or arbitration under this Article 26 until such time that such dispute is resolved in accordance with this Article 26.

Article 27 General.

Section 27.1 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 27.2 Entire Agreement. This Agreement, the Operation and Management Services and Secondment Agreement and the Omnibus Agreement together constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the Parties in connection therewith. No promise, representation or inducement has been made by any of the Parties concerning the subject matter of this Agreement and none of the Parties shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

Section 27.3 Time is of the Essence. Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.

Section 27.4 No Third-Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party; provided, however, that upon written request from the Company, this Agreement will be amended by the Parties to make any Company Designee or lender or intermediator of the Company or any Company Designee a third-party beneficiary hereof.

Section 27.5 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 27.6 Survival. All audit rights, payment, confidentiality and indemnification obligations and obligations under this Agreement shall survive the expiration or termination of this Agreement in accordance with their terms.

Section 27.7 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first set forth above.

COMPANY:

PBF HOLDING COMPANY LLC

By:	/s/ Jeffrey Dill
Name:	Jeffrey Dill
Title:	Secretary

OPERATOR:

PBF LOGISTICS LP
By: PBF Logistics GP LLC, its general partner

By:	/s/ Jeffrey Dill
Name:	Jeffrey Dill
Title:	Secretary

Exhibit A

Ancillary Services Fees

	Service	Fee or Specification
1.	Metering	To be agreed upon, if applicable during the Term.
2.	TruckManagement	To be agreed upon, if applicable during the Term.

If any additional ancillary services are requested by the Company in accordance with the Agreement, the Parties shall reasonably negotiate to determine the appropriate rates to be charged for such services.

EXHIBIT A

A-1

Exhibit B

Product

Product: Crude Oil

Product Specifications:

API 30 – 45

H2S < 10 ppm in breathing zone

TVP < 11.1 psi

Pour Point < 0 degf

EXHIBIT B

B-1

Exhibit C

Nomination and Scheduling

Nominations and Scheduling.

The Company will provide to the Operator, by email or facsimile, or by other means mutually agreed by the Operator and the Company from time to time, no later than the twenty-fifth (25th) day of each calendar month throughout the Term, a good faith monthly nomination (a “Nomination”) of the volume of Crude Oil that the Company projects it will deliver to the Terminal by truck during the following calendar month (to be delivered to the Terminal on a ratable basis throughout such month). The volume will be broken down per grade per supplier.

The Company will provide the Operator with intra-month revisions with respect to the Company’s then-current Nomination when information becomes available.

EXHIBIT C

C-1

Exhibit D

Designated Refinery Assets

Designated Refinery Assets

•	LACT Units piping (16-746, 16-738, 16-740, 16-736)
•	LACT common header (16-729)
•	TK405 fill from LACTs & Transmix (16-730)
•	Crude tank (TK405) and associated fire suppression system
•	LPG building
•	Security Shack on Wheeling St.
•	Emergency Response Equipment (specifically?)
•	69Kv electrical feed along Railroad ROW from Toledo Edision
•	Firewater piping, pumps and firewater reserve capacity (pond) in tank farm 2
•	Local fire extinguishers at LACT units
•	Mutual Aid contract with Oregon Fire Department
•	Land occupied by the Truck Unloading Terminal
•	Land or ROW for areas additional assets identified above
•	Equipment to enable future tie into crude pipelines:
¡	Common lines
•	TK405 booster (P-16019)
•	P-16019 discharge line (16-137)
¡	SXL crude line
•	Crude charge pumps suction line (16-8)
•	Crude charge pumps (P-1655A & B)
•	Crude charge pumps discharge line (16-5)
•	New spool to tie in line 16-5 to SXL crude delivery line (16-65)
¡	BPL
•	New spool to tie in line 16-137 to existing intermediate feed transfer line (16-327)
•	Intermediate feed transfer line (16-15)
•	Intermediate feed transfer line (16-312)
•	Buckeye pump suction manifold (16-202)
•	Buckeye pump suction manifold (16-725)
•	Buckeye pump (P-16132)
•	Buckeye pump discharge manifold (16-726)
•	Buckeye line (Line 417)

EXHIBIT D

D-1

¡	Mid Valley
•	New spool to tie in line 16-137 to existing intermediate feed transfer line (16-327)
•	Intermediate feed transfer line (16-15)
•	Intermediate feed transfer line (16-312)
•	Buckeye pump suction manifold (16-202)
•	Buckeye pump suction manifold (16-725)
•	Buckeye pump (P-16132)
•	Buckeye pump discharge manifold (16-726)
•	New spool to tie in pump discharge manifold (16-726) to Mid Valley crude deliver line

EXHIBIT D

D-2